Exhibit 99.1

IN RE HANGER, INC. DERIVATIVE LITIGATION ----------------------------------------------------- This Document Relates to: ALL ACTIONS	§ § § § § § § §	Lead Cause No. D-1-GN-15-000625 IN THE DISTRICT COURT 345TH JUDICIAL DISTRICT TRAVIS COUNTY, TEXAS

NOTICE OF PROPOSED DERIVATIVE SETTLEMENT

TO:	ALL RECORD HOLDERS AND BENEFICIAL OWNERS OF STOCK OF HANGER, INC. (“HANGER” OR THE “COMPANY”) AS OF DECEMBER 17, 2019 (“CURRENT HANGER STOCKHOLDERS”).

PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE RELATES TO A PROPOSED SETTLEMENT AND DISMISSAL OF STOCKHOLDER DERIVATIVE LITIGATION AND CONTAINS IMPORTANT INFORMATION REGARDING YOUR RIGHTS. YOUR RIGHTS MAY BE AFFECTED BY THESE LEGAL PROCEEDINGS. IF THE COURT APPROVES THE SETTLEMENT, YOU WILL BE FOREVER BARRED FROM CONTESTING THE APPROVAL OF THE PROPOSED SETTLEMENT AND FROM PURSUING THE RELEASED CLAIMS.

IF YOU HOLD HANGER STOCK FOR THE BENEFIT OF ANOTHER, PLEASE PROMPTLY TRANSMIT THIS DOCUMENT TO SUCH BENEFICIAL OWNER.

THE COURT HAS MADE NO FINDINGS OR DETERMINATIONS CONCERNING THE MERITS OF THE ACTION. THE RECITATION OF THE BACKGROUND AND CIRCUMSTANCES OF THE SETTLEMENT CONTAINED HEREIN DOES NOT CONSTITUTE THE FINDINGS OF THE COURT. IT IS BASED ON REPRESENTATIONS MADE TO THE COURT BY COUNSEL FOR THE SETTLING PARTIES.

YOU ARE HEREBY NOTIFIED, pursuant to an Order of the District Court 345th Judicial District of Travis County, Texas (the “Court”), that a proposed Settlement has been reached in the above captioned shareholder derivative action brought derivatively on behalf of Hanger (the “Action”), pursuant to a stipulation of settlement filed with the Court (the “Settlement” or the “Stipulation”).

As explained below, on March 10, 2020, at 2:00 p.m., the Court will hold a hearing (the “Settlement Hearing”) to determine: (i) whether to enter an order approving the terms of the Settlement as fair, reasonable, and adequate; (ii) whether a final judgment should be entered (the “Judgment”); (iii) whether the Court should award the requested attorneys’ fees and reimbursement of expenses for Plaintiffs’ counsel and the Service Awards (as defined below); and (iv) such other matters as may be necessary or proper under the circumstances.

The terms of the Settlement are set forth in the Stipulation dated December 16, 2019. The Settlement provides for corporate governance changes designed to protect the Company going forward. If approved by the Court, the Settlement will fully resolve the Action on the terms set forth in the Stipulation and summarized in this Notice, including dismissal of the Action with prejudice. For a more detailed statement of the matters involved in the Action, the Settlement, and the terms discussed in this Notice, the Stipulation may be inspected at the Clerk of Court’s office at the Travis County Courthouse, 1000 Guadalupe St., Austin, Texas, 78701.

This Notice is not intended to be an expression of any opinion by the Court with respect to the merits of the claims made in the Action, but is merely to advise you of the pendency and settlement of the Action.

There is No Claims Procedure. This case was brought to protect the interests of Hanger and its stockholders. The Settlement will result in changes to the Company’s corporate governance, not in payments to individuals, and, accordingly, there will be no claims procedure.

I.	SUMMARY OF THE ACTION

Hanger is a Delaware corporation headquartered in Austin, Texas. On February 28, 2015, plaintiff Jean Judy filed a shareholder derivative petition on behalf of Hanger, alleging that certain of the Individual Defendants breached their fiduciary duties and committed other violations of law relating to the restatement of certain of Hanger’s previously issued financial statements announced on February 17, 2015. On June 9, 2015, Hanger disclosed that it was expanding the time period of the restatement. On August 7, 2015, plaintiffs Emilee Barsanti and Cory Gilliam also filed a shareholder derivative petition on behalf of Hanger, alleging similar claims for breach of fiduciary duty against certain of the Individual Defendants. On August 25, 2015, this Court entered a stipulated order consolidating the two cases (together, the shareholder derivative petitions and the consolidated case are referred to as the “Action”). The Court also stayed the consolidated action pending a decision on the motion to dismiss a related securities class action pending in the United States District Court for the Western District of Texas, captioned City of Pontiac General Employees’ Retirement System v. Hanger, Inc., et al., No. 1:14-cv-01026-SS (the “Securities Class Action”).

On June 7, 2016, Hanger filed with the SEC a Form 8-K discussing the results of an investigation by the Audit Committee (“Audit Committee”) of Hanger’s Board of Directors (the “Board”) into the circumstances surrounding the accounting misstatements that led to the restatement. The Form 8-K also disclosed that on June 6, 2016, the Board formed a special committee of directors (the “SLC”) “to evaluate whether the Company should pursue any claims it may have with respect to the matters identified in the [Audit Committee] Investigation.”

Following the disclosure of the results of the Audit Committee’s investigation, Plaintiffs and Defendants began discussing a potential resolution of the Action. In connection therewith, Plaintiffs served a settlement demand on the Company, the Parties engaged in multiple telephone conversations and exchange of written terms of a potential settlement, and the Company produced certain non-public documents to Plaintiffs, which Plaintiffs’ counsel reviewed and analyzed. While the Parties made significant progress, they were unable to reach an agreement, and the settlement discussions ended in late 2016.

On October 25, 2016, Plaintiffs filed an Amended Consolidated Shareholder Derivative Petition (the “Petition”), which alleged that certain of Hanger’s former executive officers breached their fiduciary duties owed to the Company by intentionally manipulating Hanger’s financial statements and that certain current and former members of the Board breached their fiduciary duties owed to the Company by willfully ignoring red flags evidencing the significant deficiencies in the Company’s accounting and financial reporting systems and internal controls and by failing to make a good faith effort to correct such deficiencies.

On February 28, 2017, Plaintiffs served Plaintiffs’ First Set of Requests for Production to Defendants (“First Document Requests”). On March 30, 2017, Defendants served their responses and objections to Plaintiffs’ First Document Requests and thereafter produced certain documents in response to the First Document Requests, which Plaintiffs reviewed and analyzed. On May 22, 2017, Plaintiffs filed a motion to compel the production of the remainder of the documents sought in the First Document Requests (“First Motion to Compel”).

On April 14, 2017, Hanger filed a motion to dismiss the Petition pursuant to Texas Business Organizations Code § 21.558 on the grounds that the SLC had determined that it was not in the best interests of Hanger to pursue any of the claims identified in the Petition. Plaintiffs opposed the motion on the grounds that pursuant to Texas Business Organizations Code § 21.556, they were entitled to discovery regarding the SLC’s independence and investigation prior to dismissal under Section 21.558.

On May 30, 2017, Plaintiffs served their Second Set of Requests for Production to Defendants (“Second Document Requests”). The Second Document Requests sought, among other things, a report prepared by the SLC (the “SLC Report”). On June 1, 2017, Defendants produced a limited number of documents to Plaintiffs, but did not include the SLC Report in this production.

On June 12, 2017, the Court held a hearing on both Plaintiffs’ First Motion to Compel and Hanger’s Motion to Dismiss. On June 15, 2017, the Court denied both motions.

On June 30, 2017, Defendants served their responses and objections to Plaintiffs’ Second Document Requests. Thereafter, Defendants produced certain documents in response to the Second Document Requests, which Plaintiffs reviewed and analyzed. Defendants did not produce the SLC Report.

On September 18, 2017, Plaintiffs served on the SLC and the SLC’s members a subpoena requesting the SLC Report. The SLC objected. On October 30, 2017, counsel for Plaintiffs met and conferred separately with both counsel for the SLC and counsel for the Defendants with respect to the First Document Requests and the Second Document Requests, but counsel were unable to reach an agreement regarding production of the SLC Report.

On May 4, 2018 Plaintiffs filed a motion to enforce a subpoena requesting the SLC Report (the “First Motion to Enforce”). After full briefing and oral argument on the First Motion to Enforce, on July 20, 2018, the Court issued a decision and subsequent order on July 31, 2018 requiring the [SLC] to produce the [SLC] Report, consistent with Texas law. Plaintiffs received a redacted copy of the SLC Report on August 30, 2018.

On October 15, 2018, Plaintiffs filed a second motion to enforce, seeking to compel the SLC to unredact certain portions of the SLC Report in order to comply with Plaintiff’s interpretation of the Court’s July 2018 decision and order (the “Second Motion to Enforce”).

After full briefing and a hearing on the Second Motion to Enforce, on February 4, 2019, the Court entered an Agreed Order appointing a Special Master to assist the Court in rendering its decision on the Second Motion to Enforce.

On March 25, 2019, after reviewing in camera both the redacted and unredacted versions of the SLC Report (as well as certain other relevant materials provided by the parties), the Special Master submitted to the Court his Report and Recommendation, which recommended that the SLC produce the entire SLC Report to Plaintiffs.

On April 2, 2019, Hanger and the SLC filed Objections to the Report and Recommendation. Plaintiffs filed a response to the Objections on May 8, 2019. On May 15, 2019, the Court heard oral argument on the Objections.

On June 10, 2019, the Court advised the Parties that the Court had rejected the Report and Recommendation, finding that only parts of the SLC Report were discoverable. On July 10, 2019, the SLC sent a letter to the Court advising that the SLC agreed to confirm its redactions to the Court’s determinations as to discoverability. It produced a copy of the SLC Report with conformed redactions to Plaintiffs and Defendant that day. On August 19, 2019, the Court entered an Order memorializing its rejection of the Report and Recommendation.

In late July 2019, counsel for the Parties reconvened arm’s-length negotiations regarding a potential resolution of the Action. Over several months, the Parties engaged in multiple telephone conversations and rounds of email communications and exchanged drafts of the written terms of a potential settlement. In October 2019, counsel for the Parties reached an agreement to resolve the Action on the terms set forth herein.

II.	TERMS OF THE PROPOSED DERIVATIVE SETTLEMENT

The principal terms, conditions, and other matters that are part of the Settlement, which is subject to approval by the Court, are summarized below. This summary should be read in conjunction with, and is qualified in its entirety by reference to, the text of the Stipulation.

A.	Hanger Agrees to Adopt Corporate Governance Changes

Within ninety (90) days after the Effective Date, Hanger shall adopt the following corporate governance enhancements, which shall be maintained for not less than three (3) years:1

1.             Hanger will adopt a clawback policy that is substantially consistent with the SEC’s rules proposed in July 2015 pursuant to Section 954 of the Dodd-Frank Act (or any subsequent amendments to or addition to these rules that may be included in further proposed rules by the SEC or in the SEC’s final rules on this subject) related to the design and implementation of clawback policies of listed issuers for the recovery of compensation erroneously awarded to the issuer’s executive officers. This clawback policy will consist of the following features:

a.	If Hanger is required to prepare an accounting restatement due to its material noncompliance with any financial reporting requirement under the securities laws, then Hanger will recover the amount of erroneously awarded incentive-based compensation received by an executive officer (defined as a Section 16 officer) during the three completed fiscal years immediately preceding the date on which it is required to prepare such restatement. The recovery would be required on a “no fault” basis, without regard to whether any misconduct occurred or an executive officer’s responsibility for the erroneous financial statement.

b.	The amount of erroneously awarded incentive-based compensation subject to recovery will be the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restatement, computed without regard to any taxes paid.

1 Hanger reserves the right to alter any of these corporate governance policies before the expiration of the three year period if necessary to comply with government regulations or the requirements of any major securities exchange, or if it is no longer required to file reports with the SEC pursuant to Sections 13 or 15(d) of the Securities Exchange Act of 1934.

c.	For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in the restatement, the amount subject to recovery will be based on a reasonable estimate of the effect of the restatement on the stock price or total shareholder return upon which the incentive-based compensation was received.

d.	The Company will not be required to recover all or any portion of erroneously awarded incentive-based compensation under the policy to the extent it is determined, after making reasonable attempts to recover the compensation, that it would be impracticable to do so. Generally, recovery will be deemed impracticable for purposes of the policy if the direct expense expected to be paid to a third party to assist in enforcing the policy would exceed the amount expected to be recovered, or if recovery would violate law.

e.	The policy will be administered by the independent members of the Board or a committee of independent members of the Board.

f.	The policy will apply only to awards granted by the Company on or after the original effective date of the policy and to other awards only to the extent required by applicable law and stock exchange listing standards.

g.	“Incentive-based compensation” for purposes of the policy means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, any measures that are derived wholly or in part from such measures, or stock price or total shareholder return. Incentive-based compensation subject to the policy would not include stock options, restricted stock, restricted stock units or similar equity-based awards that are granted and earned solely on the basis of continued employment or service.

2.             Hanger’s Internal Audit Director will report directly to the Audit Committee and communicate at least quarterly with the Chief Financial Officer, Chief Executive Officer, and Audit Committee. Hanger will also agree that the Internal Audit Director will attend all regularly scheduled Audit Committee meetings, except for executive sessions to which he or she is not specifically invited. Hanger will also agree that the Internal Audit Director will provide an annual report to the Audit Committee on the results of its annual internal audit, and that the Internal Audit Director will keep the Audit Committee informed about regulatory matters, internal controls issues, and internal audit matters.

3.             The Board will meet at least four times per year, and the Audit, Compensation, and Corporate Governance & Nominating Committees of the Board will meet at least four times per year. Furthermore, Hanger will agree that the Audit Committee will report to the Board on its activities at each regularly scheduled quarterly Board meeting.

4.             The section of the Company’s Corporate Governance Guidelines titled “Other Board Service” shall be revised to add that directors who also serve as CEOs or in equivalent positions should not serve on more than one other board of a public company in addition to the Company’s Board and that other directors should not serve on more than three other boards of public companies in addition to the Company’s Board. This change will clarify that the first requirement only applies to directors who are serving currently as CEOs of other public companies.

5.             Hanger will implement a director education program providing for periodic mandatory director training. The Corporate Governance & Nominating Committee will administer the program and report at least annually to the full Board on individual director compliance with the program requirements.

III.	DISMISSAL AND RELEASES

The Settlement is conditioned, among other things, upon entry of an order by the Court approving the Settlement, the Judgment, and dismissal of the Action with prejudice. The Settlement is also conditioned upon such dismissals having become final and non-appealable (the “Effective Date”).

Upon the Effective Date, Plaintiffs (each acting on his or her own behalf and derivatively on behalf of Hanger), Hanger, and each and every other Hanger stockholder claiming by, through, in the right of, derivatively, or on behalf of Hanger, on behalf of themselves and their Related Persons, shall and hereby do fully, finally and forever release, relinquish, discharge and dismiss, with prejudice, the Released Persons from any and all Released Plaintiffs’ Claims. Upon the Effective Date, each of the Released Persons, shall and hereby do fully, finally, and forever release, relinquish and discharge Plaintiffs, Plaintiffs’ Counsel, and all other Hanger stockholders and their counsel from any and all Released Defendants’ Claims.

IV.	ATTORNEYS’ FEES AND EXPENSES

After negotiation of the principal terms of the Settlement, counsel for Plaintiffs and Defendants then negotiated at arm’s-length the amount of attorneys’ fees and reimbursement of expenses to be paid to Plaintiffs’ Counsel. As a result of these negotiations, the Company and/or its insurers agreed to pay an award of attorneys’ fees and expenses to Plaintiff’s Counsel in the total amount of $400,000.00 (the “Fee and Expense Award”), subject to approval of the Court. The Parties mutually agree that the Fee and Expense Award is fair and reasonable in light of the substantial benefits conferred upon Hanger and its stockholders by this Stipulation. To date, Plaintiffs’ counsel and Shareholder’s counsel have not received any payments for their efforts on behalf of Hanger.

Each of the Plaintiffs may also apply for Court approval of service awards in the amount of $1,000.00 each (the “Service Awards”), in light of the benefits they have helped to create for the current Hanger stockholders. The Service Awards, to the extent that they are applied for and approved by the Court in whole or in part, shall be funded solely from the Fee and expense Award.

The Service Awards shall not increase the amount of any fees or expenses to be paid by Defendants or on their behalf.

V.	REASONS FOR THE SETTLEMENT

Counsel for the Settling Parties believe that the Settlement is in the best interests of Hanger and the Current Hanger Stockholders.

A.	Why Did The Plaintiff Agree to Settle?

Plaintiffs believe that the claims they have asserted in the Action on behalf of Hanger have merit. Plaintiffs, however, recognize and acknowledge the expense and length of continued proceedings necessary to prosecute the Action against the Individual Defendants through trial and appeals. Plaintiffs and their counsel have also taken into account the uncertain outcome and the risk of any litigation, especially in complex actions such as the Action, as well as the difficulties and delays inherent in such litigation. Plaintiffs and their counsel are also mindful of the inherent problems of proof and possible defenses to the claims asserted in the Action. Based on their evaluation, Plaintiffs and their counsel have determined that the Settlement set forth in this Stipulation is in the best interests of Hanger and confers substantial benefits upon Hanger and its stockholders. Plaintiffs’ Counsel base this conclusion upon, among other things, their extensive investigation during the development, prosecution, and settlement of the Action, which included, inter alia: (i) inspecting, reviewing and analyzing the Company’s filings with the Securities and Exchange Commission (“SEC”); (ii) researching corporate governance issues; (iii) researching the applicable law with respect to the claims asserted in the Action and the potential defenses thereto; and (iv) reviewing and analyzing non-public documents produced by Hanger in discovery in the Action.

B.	Why Did the Defendants Agree to Settle?

Defendants deny all the claims and contentions alleged by the Plaintiffs in the Action. Nonetheless, Defendants have also taken into account the cost, uncertainty, and risks inherent in any litigation. Defendants have therefore determined that it is desirable that the Action be fully and finally settled in the manner and upon the terms and conditions set forth in this Stipulation. Defendants believe that the Settlement set forth in this Stipulation is in the best interests of, and confers substantial benefits upon, Hanger and its stockholders.

VI.	THE SETTLEMENT HEARING AND YOUR RIGHT TO OBJECT, BE HEARD, AND ATTEND

On March 10, 2020, at 2:00 p.m., the Court will hold the Settlement Hearing before Judge Tim Sulak in the 353rd Civil District Court, Travis County Courthouse, 1000 Guadalupe St., Austin, Texas 78701. The Settlement Hearing may be continued by the Court without further notice.

At the Settlement Hearing, the Court will consider (i) whether to enter an order approving the terms of the Settlement (including the release of claims against, among others, Hanger and the Individual Defendants) as fair, reasonable and adequate; (ii) whether a final judgment should be entered dismissing the Action with prejudice; (iii) whether the Court should award the Fee and Expense Award, including the Service Awards; and (iv) such other matters as may be necessary or proper under the circumstances.

You have the right to object to the proposed Settlement and you may, but are not required, to appear in person or through counsel at the Settlement Hearing to present such objections to the Settlement or the application for an award of attorneys’ fees and expenses. However, no Current Hanger Stockholder shall be permitted to object or be heard to present such objection to the approval of the proposed Settlement and award of attorneys’ fees and expenses unless that Current Hanger stockholder has, at least fourteen (14) calendar days prior to the Settlement Hearing, filed with the Clerk of the Court (1) a written objection to the Settlement setting forth: (a) the stockholder’s name, address, and telephone number; (b) the nature of the objection; (c) proof of current ownership of Hanger stock, including the number of shares of Hanger stock and the date of purchase; and (d) any documentation in support of such objection; and (2) if a Current Hanger Stockholder intends to appear in person, or through counsel, and requests to be heard at the Settlement Hearing, such stockholder must have provided, in addition to the requirements of (1) above, (a)  a written notice of such stockholder’s intention to appear; and (b) the identities of any witnesses the stockholder intends to call at the Settlement Hearing and a statement as to the subjects of their testimony, signed as authorized by the objecting stockholder.

YOUR WRITTEN OBJECTIONS MUST BE ON FILE WITH THE COURT NO LATER THAN FEBRUARY 25, 2020. Objections and any supporting documents shall be filed electronically pursuant to the e-filing rules of the Travis County District and shall be delivered by hand, overnight courier, or sent by first class mail to:

Travis County Courthouse

353rd District Court

c/o Pam Seger

P.O. Box 1748

Austin, Texas 78767

YOU ALSO MUST DELIVER COPIES OF THE MATERIALS TO DESIGNATED COUNSEL FOR THE SETTLING PARTIES (BY HAND, OVERNIGHT COURIER, OR FIRST CLASS MAIL).

Counsels’ addresses are:

Eric L. Zagar

Kessler Topaz Meltzer & Check, LLP

280 King of Prussia Road

Radnor, PA 19087

Co-Lead Counsel for Plaintiffs

Michael J. Biles

King & Spalding LLP

500 W. 2nd Ave., Suite 1800

Austin, Texas  78701

Counsel for Defendants

Unless the Court orders otherwise, your objection will not be considered unless it is timely filed with the Court and delivered to counsel identified above. Any person or entity who fails to object or otherwise request to be heard in the manner prescribed above will be deemed to have waived the right to object to any aspect of the Settlement or otherwise request to be heard (including the right to appeal) and will be forever barred from raising such objection or request to be heard in this or any other action or proceeding.

VII.	HOW TO OBTAIN ADDITIONAL INFORMATION

This Notice summarizes the Stipulation. It is not a complete statement of the events regarding the Action, or the provisions of the Stipulation. There is additional information concerning the Settlement available in the Stipulation. You may inspect the Stipulation during business hours at the office of the Clerk of the Court, Travis County Courthouse, 1000 Guadalupe St., Austin, Texas 78701. However, you must appear in person to inspect these documents. The Clerk’s office will not mail copies to you.

For more information concerning the Actions, the Shareholder Demand, and the Settlement, you may also call or write to: Kessler Topaz Meltzer & Check, LLP, c/o Eric L. Zagar, 280 King of Prussia Road Radnor, PA 19087, Telephone: (610) 667-7706.

PLEASE DO NOT CALL, WRITE, OR OTHERWISE DIRECT QUESTIONS TO EITHER THE COURT OR THE CLERK’S OFFICE.